Exhibit 21.01

List of Subsidiaries

EXACT NAME OF SUBSIDIARY AS SPECIFIED IN ITS CHARTER	STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
Elmworth Energy Corporation	Alberta, Canada

Triangle USA Petroleum Corporation	Colorado